Exhibit 1.1

Execution Version

Wesbanco, Inc.

6,000,000 Depositary Shares

Each Representing a 1/40th Interest in a Share of

6.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A

UNDERWRITING AGREEMENT

August 4, 2020

Keefe, Bruyette & Woods, Inc.,

787 Seventh Avenue,

New York, New York 10019

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Raymond James & Associates, Inc.

880 Carillon Parkway, Tower 3

St. Petersburg, Florida 33716

RBC Capital Markets, LLC

200 Vesey Street

Brookfield Place

New York, New York 10281

Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

as Representatives of the Underwriters

named in Schedule I hereto,

Ladies and Gentlemen:

Wesbanco, Inc., a bank holding company organized under the laws of the State of West Virginia (the “Company”), proposes to, subject to the terms and conditions stated herein, issue and sell to the underwriters named in Schedule I hereto (each, an “Underwriter” and, collectively, the “Underwriters”), for whom each of Keefe, Bruyette & Woods, Inc. (“KBW”), Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., RBC Capital Markets, LLC, and Wells Fargo Securities, LLC are acting as representatives (collectively, the “Representatives”), the respective number of depositary shares (the “Depositary Shares”), each such depositary share representing ownership of a 1/40th interest in a share of the Company’s 6.75 Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share (the “Preferred Stock”), set forth in Schedule I hereto . Shares of Preferred Stock will, when issued, be deposited by the Company against delivery of depositary receipts (“Depositary Receipts”) to be issued by Computershare Trust Company, N.A., as depositary (the “Depositary”) under the Deposit Agreement, to be dated as of the Closing Time (as defined herein), among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder (the “Deposit Agreement”). Each Depositary Receipt will evidence one or more Depositary Shares. The Preferred Stock and the Depositary Shares are herein collectively referred to as the “Securities.” This Underwriting Agreement is referred to herein as this “Agreement”.

1.    The Company represents and warrants to each of the several Underwriters, as of the date hereof, as of the Closing Time and any Time of Delivery (each such date, a “Representation Date”), and as of the Applicable Time, and agrees with each of the several Underwriters, as follows:

(a)    The Company has prepared and filed with the United States Securities and Exchange Commission (the “Commission”) an automatically effective shelf registration statement on Form S-3 (Registration No. 333-239181), including each prospectus included therein, which registration statement became automatically effective under the Securities Act of 1933, as amended (the “1933 Act”), at the time it was filed with the Commission in accordance with Rule 462(e) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”), and the Company has filed such post-effective amendments thereto as may be required prior to the execution of this Agreement and each such post-effective amendment is effective under the 1933 Act. Such registration statement covers the registration of the Securities under the 1933 Act. Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement in accordance with the provisions of Rule 430B (“Rule 430B”) of 1933 Act Regulations and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in such final prospectus supplement that was omitted from such registration statement at the time it originally became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Each prospectus, together with the related prospectus supplement, used in connection with the offering of the Securities that omitted the Rule 430B Information or that was captioned “Subject to Completion” (or a similar caption) is herein called, together with the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, a “preliminary prospectus” and all references herein to any “preliminary prospectus” shall be deemed to mean and include, without limitation, the Statutory Prospectus (as hereinafter defined) and each preliminary prospectus included in the registration statement referred to above. Such registration statement, at any given time, including the amendments thereto at such time, the exhibits and any schedules thereto at such time, the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time, and the documents and information (including, without limitation, any Rule 430B Information) otherwise deemed to be a part thereof or included therein by 1933 Act Regulations at such time, is herein called the “Registration Statement.” The Company’s base prospectus dated June 15, 2020 that was included in the Registration Statement at the time of its effectiveness (the “Base Prospectus”) and the prospectus supplement dated August 4, 2020, relating to the offering of the Securities, in the form first furnished to the Underwriters by the Company for use in connection with the offering of the Securities (whether to meet the requests of purchasers pursuant to Rule 173 under the 1933 Act Regulations or otherwise), including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time, are hereinafter called, collectively, the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Statutory Prospectus, the Prospectus, any Issuer-Represented Free Writing Prospectus (as hereinafter defined) or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The Company meets the requirements for use of Form S-3 under the 1933 Act. The Company qualifies as a “well-known seasoned issuer” under Rule 405 of the 1933 Act Regulations and meets the requirements under the 1933 Act specified in the Financial Industry Regulatory Authority (“FINRA”) Conduct Rule 5110(b)(7)(C)(i).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus, the Statutory Prospectus or the Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated or deemed to be incorporated by reference in, or otherwise deemed by the 1933 Act Regulations (including, without limitation, pursuant to Rule 430B(f) of the 1933 Act Regulations) to be a part of or included in, the Registration Statement, such preliminary prospectus, the Statutory Prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus, the Statutory Prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated or deemed to be incorporated by reference in the Registration Statement, such preliminary prospectus, the Statutory Prospectus or the Prospectus, as the case may be.

(b)    At the time of the original filing of the Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities, at the time when sales of the Securities were first made, and at each Representation Date, the Company was not, is not and will not be an “ineligible issuer” as defined in Rule 405 under the 1933 Act.

(c)    The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any written request on the part of the Commission for additional information with respect to the Registration Statement (or any document incorporated or deemed to be incorporated therein by reference pursuant to the 1934 Act) has been complied with in all material respects.

(d)    At the respective times that the Registration Statement and any amendments thereto became effective, the Registration Statement and any amendments thereto complied in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

At the time the Prospectus or any amendment or supplement thereto was issued and at each Representation Date, neither the Prospectus nor any amendment or supplement thereto included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus (including, without limitation, the Statutory Prospectus) filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424(b) under the 1933 Act, complied when so filed (or, in the case of any preliminary prospectus or part thereof that was not filed as part of the Registration Statement or any amendment thereto or pursuant to Rule 424(b), complied as of its date), and each Prospectus and any amendments or supplements thereto filed pursuant to Rule 424(b) under the 1933 Act complied when so filed (or, in the case of any Prospectus or amendment or supplement thereto that was not filed pursuant to Rule 424(b), complied as of its date), in all material respects with the 1933 Act and the 1933 Act Regulations and each preliminary prospectus (including, without limitation, the Statutory Prospectus) and the Prospectus and any amendments or supplements thereto delivered to Underwriters for use in connection with the offering of the Securities (whether to meet requests of purchasers pursuant to Rule 173 under the 1933 Act Regulations or otherwise) was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e)    As of the Applicable Time or any Time of Delivery, neither (i) all Issuer-Represented General Use Free Writing Prospectuses (as defined below) issued at or prior to the Applicable Time, the Final Term Sheet and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Issuer-Represented Limited-Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this Section 1(e) and elsewhere in this Agreement:

“Applicable Time” means 4:00 p.m. (New York City time) on August 4, 2020.

“Final Term Sheet” means the final term sheet set forth on Schedule III hereto, reflecting the final terms of the Securities.

“Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer-Represented General Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule II(a) hereto.

“Issuer-Represented Limited-Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is not an Issuer-Represented General Use Free Writing Prospectus, including those Issuer-Represented Free Writing Prospectuses specified in Schedule II(b) hereto.

“Statutory Prospectus” means, at any time, the Base Prospectus and the preliminary prospectus supplement dated August 4, 2020, relating to the offering of the Securities, in the form first furnished to the Underwriters by the Company for use in connection with the offering of the Securities, including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time.

Each Issuer-Represented Free Writing Prospectus, as of the Applicable Time and each Representation Date, did not and will not include any information that materially conflicted, materially conflicts or will materially conflict with the information contained in the Registration Statement, the Statutory Prospectus or the Prospectus, in each case including the documents incorporated and deemed to be incorporated by reference therein.

The representations and warranties in this Section 1(e) shall not apply to statements in or omissions from the Registration Statement, the Statutory Prospectus, the Prospectus or any Issuer-Represented Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by the Underwriters through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the Underwriters’ Information (as defined below).

(f)    The Company has not prepared, made, used, authorized, approved or distributed and will not, and will cause its agents or representatives not to, prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or a solicitation of an offer to buy the Securities, or otherwise is prepared to market the Securities, other than the Registration Statement, the General Disclosure Package, the Prospectus or any Issuer-Represented Free Writing Prospectus reviewed and consented to by the Representatives.

(g)    The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Statutory Prospectus or the Prospectus, at the respective time they were or hereafter are filed with the Commission, complied, comply and will comply, in each case, in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no material contracts or other documents required to be described in such incorporated documents or the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as exhibits to such incorporated documents or the Registration Statement, the General Disclosure Package or the Prospectus which have not been described or filed as required.

(h)    The statements set forth (A) in the Statutory Prospectus and the Prospectus under the captions “Risk Factors”, “Description of Capital Stock”, “Description of Preferred Stock” and “Description of Depositary Shares”, insofar as they purport to constitute a summary of the terms of the Securities or certain provisions of the Company’s charter, including the Articles of Amendment, and bylaws or West Virginia law, (B) under the caption “Supervision and Regulation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and (C) under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2019 and quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, insofar, in the case of (B) and (C), as they purport to describe the provisions of the laws, rules, regulations and documents referred to therein, are accurate and complete in all material respects. Each Transaction Document (as defined below) conforms in all material respects to the description thereof contained in the Registration Statement, General Disclosure Package, the Statutory Prospectus and the Prospectus.

(i)    The Company is a registered financial holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and the Company is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect (as defined below). Each of the Company’s subsidiaries that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X is listed on Exhibit 21.1 to the Company’s most recent Annual Report on Form 10-K filed with the Commission. Each subsidiary is a direct or indirect wholly owned subsidiary of the Company. Other than the Bank, each subsidiary of the Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has corporate or limited liability company power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined below). The activities of the Company’s subsidiaries are permitted of subsidiaries of a financial holding company under applicable law and the rules and regulations of the Federal Reserve Board (the “FRB”) set forth in Title 12 of the Code of Federal Regulations.

(j)    The Bank has been duly chartered and is validly existing as a state-chartered bank in good standing under the laws of the state of West Virginia with the power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, and has been duly qualified as a foreign bank for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. The activities of the Bank and its subsidiaries are permitted under the laws and regulations of the State of West Virginia for state-chartered banks.

(k)    Neither the Company nor any of its subsidiaries is (i) in violation of its charter or bylaws or other organizational documents, as applicable or (ii) is in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such a default or result in the creation or imposition of any lien, charge, or encumbrance upon any property or assets of the Company or any of its subsidiaries, pursuant to any agreement, mortgage, deed of trust, lease, franchise, license, indenture or permit, except, in the case of clause (i) with respect to a subsidiary of the Company other than the Bank and in the case of clause (ii), as would not reasonably be expected to have a Material Adverse Effect.

(l)    Except as otherwise stated in the Registration Statement, the General Disclosure Package and the Prospectus, since June 30, 2020, (i) there has been no liability or obligation, direct or contingent (including off-balance sheet obligations), which is material to the Company and its subsidiaries considered as one enterprise, incurred by the Company or any of its subsidiaries, except obligations incurred in the ordinary course of business, (ii) there has not been any material decrease in the capital stock (other than as a result of the exercise of outstanding stock options, the withholding of shares of the Company’s common stock to satisfy withholding taxes as a result of the vesting of restricted share awards or restricted share unit awards and the repurchase of shares of the Company’s common stock pursuant to the Company’s previously announced share repurchase program) or any material increase in any short-term or long-term indebtedness of the Company or its subsidiaries, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company, and (iii) no event or events have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, financial position, results of operations, stockholders’ equity, as applicable, prospects or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”).

(m)    The Company and each of the Company’s subsidiaries are in compliance with all laws administered by the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and any other federal or state bank regulatory authorities with jurisdiction over the Company and its subsidiaries, except for failures to be so in compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(n)    The Company has an authorized capitalization as set forth in the Statutory Prospectus and the Prospectus under the heading “Capitalization,” and all of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued, and are fully paid and nonassessable. With respect to each of the Company’s subsidiaries, all the issued and outstanding shares of such subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are owned directly by the Company or one of its subsidiaries free and clear of any liens, claims or encumbrances.

(o)    The Securities have been fully authorized according to the following terms: (i) the Preferred Stock has been duly authorized for issuance by the Company pursuant to this Agreement and, when issued, delivered and paid for in accordance with each of this Agreement and the Deposit Agreement, will be validly issued, fully paid and nonassessable, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, and will not have been issued in violation of or subject to any preemptive rights, rights of first refusal or similar right arising by operation of law, or under articles of incorporation, bylaws, or other organizational documents of the Company or its subsidiaries or under any agreement to which the Company or its subsidiaries is a party; (ii) the Depositary Shares have been duly authorized and, when issued and delivered against payment therefor in the form of Depositary Receipts in accordance with each of this Agreement and the Deposit Agreement, and upon deposit of the Preferred Stock in accordance with the Deposit Agreement, will be validly issued and will entitle the holders of the Depositary Shares to the rights specified in the Deposit Agreement and the Depositary Receipts; and (iii) prior to the Closing Time, the amendment to the Company’s charter creating and setting forth the terms of the Preferred Stock (the “Articles of Amendment”) will have been duly filed with the Secretary of State of the State of West Virginia. The Preferred Stock shall comply with the requirements of the West Virginia Business Corporation Act of the State of West Virginia, the Company’s charter, as amended by the Articles of Amendment and the Company’s bylaws.

(p)    The Deposit Agreement has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and the application of equitable principles relating to the availability of remedies, and subject to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers and to the application of principles of public policy (collectively, the “Enforceability Exceptions”), and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 8 of this Agreement may be limited by federal or state securities law or the public policy underlying such laws. The deposit of the Preferred Stock in respect of the Depositary Shares by the Company in accordance with the Deposit Agreement has been duly authorized and, assuming the Deposit Agreement constitutes the valid and legally binding obligation of the Depositary, upon due issuance by the Depositary of the Depositary Receipts evidencing the Depositary Shares against the deposit of Preferred Stock in accordance with the provisions of the Deposit Agreement and payment therefor in accordance with this Agreement, the Depositary Receipts will be duly and validly issued and will entitle the persons in whose names the Depositary Receipts are registered to the rights specified therein and the Deposit Agreement, subject to the Enforceability Exceptions.

(q)    The Securities and the Deposit Agreement will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and the Prospectus and will be in substantially the respective forms filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement.

(r)    The Company has the requisite corporate power and authority to enter into this Agreement and the Deposit Agreement (collectively, the “Transaction Documents”) and to perform its obligations contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Company and all action required to be taken by the Company for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been, or, for the Transaction Documents other than this Agreement, will be prior to the Closing Time duly and validly taken. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 8 of this Agreement may be limited by federal or state securities law or the public policy underlying such laws.

(s)    Any and all material swaps, caps, floors, futures, forward contracts, option agreements (other than stock options issued to the Company’s employees, directors, agents or consultants) and other derivative financial instruments, contracts or arrangements, whether entered into for the account of the Company or one of the Company’s subsidiaries or for the account of a customer of the Company or one of the Company’s subsidiaries, were entered into in the ordinary course of business and in accordance with applicable laws, rules, regulations and policies of all applicable regulatory agencies, in all material respects, and with counterparties believed by the

Company to be financially responsible at the time. The Company and each of the Company’s subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and to the knowledge of the Company there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(t)    Ernst & Young LLP, who has certified and expressed their opinion with respect to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, are registered independent public accountants as required by the 1933 Act and the 1933 Act Regulations and by the rules of the Public Company Accounting Oversight Board and with respect to the Company, Ernst & Young LLP is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002.

(u)    The execution, delivery and performance of this Agreement by the Company, the execution, delivery and performance of the Transaction Documents other than this Agreement by the Company, the issuance and sale of the Securities by the Company, the compliance by the Company with all of the provisions of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents (including, without limitation, the use of proceeds from the sale of the Securities as described in the Statutory Prospectus and the Prospectus under the caption “Use of Proceeds”), (i) do not and will not violate or conflict with any provision of the charter or bylaws of the Company or the organizational documents of any of the Company’s subsidiaries and (ii) except as would not result in a Material Adverse Effect and will not materially and adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents, will not (A) result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company or any subsidiary of the Company pursuant to the terms or provisions of, and will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, or give rise to the accelerated due date of any payment due under, any agreement, mortgage, deed of trust, lease, franchise, license, indenture or other instrument to which any of the Company or any of the Company’s subsidiaries is a party or by which any of the Company or any of the Company’s subsidiaries or their respective properties may be bound or affected or (B) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Company or any of the Company’s subsidiaries or any of their respective properties. All filings with or consents, approvals, licenses, qualifications, authorizations or other orders of any court, regulatory body, administrative agency or other governmental agency or body that are required for the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, including the issuance, sale, authentication and delivery of the Securities, have been made or obtained, except the filing of the Articles of Amendment with the Secretary of State of West Virginia prior to the Closing Time, a Form 8-A registration of the Depositary Shares, and such consents, approvals, authorizations, registrations or qualifications as may be required by the NASDAQ, FINRA and under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Underwriters.

(v)    No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the 1933 Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Securities to be sold by the Company hereunder.

(w)    The deposit accounts of Wesbanco Bank, Inc. (the “Bank”) are insured up to the applicable limits by the Deposit Insurance Fund of the FDIC, and no proceeding for the revocation or termination of such deposit insurance is pending or, to the knowledge of the Company, is threatened.

(x)    There are no legal or governmental actions, suits or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of the Company’s subsidiaries before or by any court, regulatory body or administrative agency or any other governmental agency or body, domestic, or foreign, which actions, suits or proceedings, individually or in the aggregate, would, if determined adversely to the Company or any of its subsidiaries, reasonably be expected to have a Material Adverse Effect; and no labor disturbance by the employees of the Company exists or, to the Company’s knowledge, is imminent, that would reasonably be expected to have a Material Adverse Effect.

(y)    Except as disclosed in each of the General Disclosure Package and the Prospectus, no subsidiary of the Company is currently prohibited, directly or indirectly, under any order of the Federal Reserve (other than orders applicable to financial holding companies and their subsidiaries generally), under any applicable law, or under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(z)    The Company and each subsidiary of the Company has valid title to all properties and assets described as owned by it in the consolidated financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus, free and clear of all liens, mortgages, pledges, or encumbrances of any kind except (i) those, if any, reflected in such consolidated financial statements, or (ii) those that would not reasonably be expected to have a Material Adverse Effect. Any real property and buildings held under lease or sublease by the Company and each of its subsidiaries are held by them under valid, subsisting and enforceable leases, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and the application of equitable principles relating to the availability of remedies. Neither the Company nor any of the Company’s subsidiaries has received any written notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of the Company’s subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

(aa)    Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries is a party to a letter of intent, accepted term sheet or similar instrument or any binding agreement that contemplates an acquisition or disposition, transfer or sale of the assets (as a going concern) or capital stock of the Company or of any subsidiary of the Company or business unit or any similar business combination transaction which would be material to the Company and its subsidiaries taken as a whole.

(bb)    The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants, except in the case of subsidiaries other than the Bank as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have implemented and maintained controls, policies, procedures, and safeguards designed to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses reasonably consistent with industry standards and practices, except in the case of subsidiaries of the Company other than the Bank where such failure to implement or maintain such controls, policies, procedures and safeguards would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, to the Company’s knowledge, there have been no material breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(cc)    The Company owns, is licensed or otherwise possesses all rights to use, all patents, patent rights, inventions, know-how (including trade secrets and other unpatented or unpatentable or confidential information, systems, or procedures), trademarks, service marks, trade names, copyrights and other intellectual property rights (collectively, the “Intellectual Property”) necessary for the conduct of its business as described in each of the General Disclosure Package and the Prospectus, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 1(cc), no claims have been asserted against the Company by any person with respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property except as would not reasonably be expected to have a Material Adverse Effect.

(dd)    The Company and each of its subsidiaries is in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal banking and Environmental Laws and Regulations (as defined below), except where failure to be so in compliance would not be reasonably expected to have a Material Adverse Effect. ”Environmental Laws and Regulations” shall mean any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(ee)    Each of the Company and its subsidiaries (i) possesses all permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) of any governmental authority, (ii) has made all filings, applications and registrations with, any governmental authority necessary to permit the Company or such subsidiary to conduct the business now operated by the Company or such subsidiary, and (iii) is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so possess, file, apply, register or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the Governmental Licenses currently held by the Company or any of its subsidiaries are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has failed to file with applicable regulatory authorities any statement, report, information or form required by any applicable law, regulation or order, except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such filings were in compliance with applicable laws when filed and no deficiencies have been asserted by any regulatory commission, agency or authority with respect to any such filings or submissions, except where the failure to be so in compliance or to so contain deficiencies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ff)    Except as described in the Prospectus or the General Disclosure Package, neither the Company nor any of its subsidiaries is subject or is party to any corrective, suspension or cease-and-desist order, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or is currently subject to any extraordinary supervisory letter (including, without limitation, any notification from the Federal Reserve of a proposal to increase the minimum capital requirements of the Company or any of its subsidiaries, pursuant to the Federal Reserve’s authority under 12 U.S.C. 3907(a)(2)) from, or has adopted any board resolutions at the request of, any other bank regulatory authority that has jurisdiction over the Company or its subsidiaries that, in each case, currently relates to or restricts in any material respect the conduct of their business or that in any manner relates to their capital adequacy, credit policies or management (each, a “Regulatory Agreement”), in each case that is material to the Company or any of the Company’s subsidiaries, nor has the Company or any of its subsidiaries been advised in writing by any other such authority that it is considering issuing or requesting any such Regulatory Agreement in each case, that would be reasonably likely to be material to the Company or any of its subsidiaries. The Bank is an insured depository institution and has received a Community Reinvestment Act rating of “Satisfactory” or better. There is no unresolved violation, criticism or exception by any other bank regulatory authority having jurisdiction over the Company or its subsidiaries with respect to any report or statement relating to any examinations of the Company or any of its subsidiaries which, in the reasonable judgment of the Company, is expected to result in a Material Adverse Effect. The application of the proceeds received by the Company from the issuance, sale and delivery of the Securities as described in the General Disclosure Package and the Prospectus will not violate Regulation T, U or X of the Board of the Federal Reserve System or any other regulation of such Board applicable to the Company.

(gg)    Neither the Company nor any of its subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(hh)    The Company and each of its subsidiaries has filed on a timely basis (giving effect to extensions) all required federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon to the extent that such taxes have become due and are not being contested in good faith, and the Company does not have knowledge of any tax deficiency that has been or might be asserted or threatened against it or any of its subsidiaries, in each case, that would reasonably be expected to have a Material Adverse Effect. All material tax liabilities accrued through the date hereof have been adequately provided for on the books of the Company. There is no tax lien, whether imposed by any federal, state or other taxing authority, outstanding against the assets of the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(ii)    The Company is not required and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will not be required to register as an “investment company,” under the Investment Company Act of 1940, as amended.

(jj)    The Company and each of its subsidiaries maintain insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company reasonably believes is adequate for its business on a consolidated basis, including, but not limited to, insurance covering real and personal property owned or leased by the Company or any of its subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business, all of which insurance is in full force and effect. There are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause which could have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated, and there are presently no material claims pending under policies of such insurance and no notices have been given by the Company or any of its subsidiaries under such policies.

(kk)    The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Securities.

(ll)    The statistical and market-related data contained or incorporated by reference in the Prospectus or the General Disclosure Package is based on or derived from sources which the Company believes are reliable and accurate in all material respects. Each “forward-looking statement” (within the meaning of Section 27A of the 1933 Act or Section 21E of the 1934 Act) contained or incorporated by reference in the Prospectus or the General Disclosure Package has been made or reaffirmed with a reasonable basis and in good faith.

(mm)    There is no transaction, arrangement or other relationship between the Company or any of its subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably expected to have a Material Adverse Effect.

(nn)    Except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, the Company (i) does not have any material lending or other relationship with any bank or lending affiliate of any Underwriter and (ii) does not intend to use any of the proceeds from the sale of the Securities to repay any outstanding debt owed to any affiliate of any Underwriter.

(oo)    The consolidated financial statements and related notes and supporting schedules of the Company and its subsidiaries incorporated by reference into the Registration Statement, the General Disclosure Package and the Prospectus (the “Financial Statements”) comply in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as applicable, and present fairly the financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with generally accepted accounting principles of the United States, applied on a consistent basis throughout the periods involved. The selected financial data and the summary financial information included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and have been prepared on a basis consistent with that of the audited consolidated financial statements contained in the Registration Statement, any preliminary prospectus and the Prospectus. No other financial statements or supporting schedules are required to be included in the Registration Statement, the General Disclosure Package and the Prospectus. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines thereto. To the extent applicable, all disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus regarding ”non-GAAP financial measures” (as such term is defined by the Commission’s rules and regulations) comply in all material respects with Regulation G of the 1934 Act and Item 10(e) of Regulation S-K under the 1934 Act, as applicable.

(pp)    The Company is in compliance in all material respects with the requirements of the NASDAQ Global Select Market (the “NASDAQ”) for continued listing of the Company’s common stock thereon. The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of its common stock under the 1934 Act or the listing of its common stock on the NASDAQ, nor has the Company received any written notification that the Commission or the NASDAQ is contemplating terminating such registration or listing. The Company will comply with all requirements of the NASDAQ in all material respects with respect to the issuance of the Securities.

(qq)    Except as described in the Registration Statement, the General Disclosure Package or the Prospectus, the Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) that has been designed by, or under the supervision of, its principal executive and financial officer, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) that are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and the Company’s principal financial officer or persons performing similar functions. The Company has not become aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

(rr)    The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act, and the Company is not the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.

(ss)    Neither the Company, nor any of the Company’s subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of the Company’s subsidiaries has, in the course of its actions for, or on behalf of, the Company or such subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any law, rule or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997 (the “Convention”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. The Company has instituted and maintains, and will continue to maintain, procedures designed to ensure continued compliance with the Convention, the FCPA and other applicable anti-bribery and anti-competition laws, rules and regulations based on the business of the Company as conducted on the date hereof.

(tt)    The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, Title 18 U.S. Code Sections 1956 and 1957, the Patriot Act and the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened. Each of the Company and its subsidiaries has instituted and maintains policies and procedures designed to ensure continued material compliance with the Money Laundering Laws.

(uu)    None of the Company, any of the Company’s subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of either of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). The Company will not directly or indirectly use the proceeds of the offering of the Securities, or lend, contribute or otherwise make available such proceeds to any of the subsidiaries, joint venture partners or other persons, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(vv)    No relationship or transaction, direct or indirect, exists or existed between or among the Company or any of its subsidiaries, on the one hand, and the affiliates, directors, officers, shareholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations to be described in the Statutory Prospectus or the Prospectus or any documents incorporated or deemed to be incorporated by reference therein and that is not so described as required.

(ww)    The Company has not sold, issued or distributed any shares of preferred stock, including any depositary shares representing an interest in any shares of preferred stock, or debt securities during the six-month period preceding the date hereof.

(xx)    Other than as contemplated by this Agreement, there is no broker, finder or other party that is entitled to receive from the Company or any of the Company’s subsidiaries any brokerage or finder’s fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement.

(yy)    The Company is in compliance with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”), except for noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any material liability; the Company has not incurred and does not expect to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan”; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “Pension Plan” for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification, except where the failure to be so qualified would not, singly or in the aggregate, result in a Material Adverse Effect.

(zz)    With respect to any stock options, restricted stock or other equity awards (the “Equity Awards”) granted pursuant to any compensation plan of the Company or its subsidiaries providing for the issuance of Equity Awards (the “Company Plans”), (i) each grant of an Equity Award was duly authorized no later than the date on which the grant of such Equity Award was by its terms to be effective by all necessary corporate action, and (B) each such grant was made in accordance with the terms of the Company Plans and all other applicable laws and regulatory rules or requirements.

2.

(a)    Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each Underwriter, severally and not jointly, and each Underwriter, severally and jointly, agrees to purchase from the Company, at the price per share set forth in Schedule I, the number of Depositary Shares set forth in Schedule I opposite the name of such Underwriter.

(b)    [Reserved].

(c)    The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable. The Company acknowledges and agrees that the Underwriters may offer and sell the Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell the Securities purchased by it to or through any Underwriter.

(d)    It is understood that each Underwriter has authorized the Representatives, for such Underwriter’s account, to accept delivery of, receipt for, and make payment of the purchase price for the Securities which such Underwriter has agreed to purchase. KBW, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Underwriter whose funds have not been received by KBW by the Time of Delivery but such payment shall not relieve such Underwriter from its obligations hereunder.

3.    Upon the authorization by the Representatives of the release of the Securities, the several Underwriters propose to offer the Securities for sale upon the terms and conditions set forth in the Prospectus.

4.

(a)    Payment for the Securities shall be made by wire transfer of immediately available funds to the account(s) specified by the Company to the Representatives against delivery to the nominee of The Depositary Trust Company (“DTC”) for the account of each Underwriter, of one or more global depositary receipts representing the Securities in book-entry form (collectively, the “Global Receipts”) with any transfer or other taxes payable in connection with the sale of the Securities duly paid by the Company. The Company will cause a copy of the Global Receipts to be made available for inspection at least twenty-four hours prior to the Time of Delivery with respect thereto. The time and date of such delivery and payment shall be 10:00 a.m. New York City Time on August 11, 2020, with respect to the Depositary Shares (the “Closing Time”), or such other time and date as the Representatives and the Company may agree upon in writing. Any such time and date for delivery of the Securities is herein called the “Time of Delivery.”

(b)    The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 7 hereof, including the cross receipt for the Securities, will be delivered at the offices of Alston & Bird LLP, 1201 W. Peachtree Street NW, Atlanta, Georgia 30318 (the “Closing Location”), or at such other place as shall be agreed upon by the Underwriters and the Company, including by electronic exchange of documents. A meeting will be held at the Closing Location at 10:00 a.m., New York City time, on the New York Business Day next preceding the Time of Delivery, at which meeting the final executed copies of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5.    The Company covenants with each of the Underwriters:

(a)    To prepare the Prospectus in a form approved by the Representatives and to file such Prospectus pursuant to Rule 424(b) under the 1933 Act (without reliance on Rule 424(b)(8)) not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by Rule 430B under the 1933 Act; to make no further amendment or any supplement to the Registration Statement or Prospectus prior to the Time of Delivery which shall be disapproved by the Representatives promptly after reasonable notice thereof; to advise the Representatives, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Representatives with copies thereof; to advise the Representatives, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any preliminary prospectus, Issuer-Represented Free Writing Prospectus or Prospectus, of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, any preliminary prospectus, any Issuer-Represented Free Writing Prospectus or Prospectus (in each case, including any document incorporated or deemed to be incorporated by reference therein) or for additional information; and in the event of the issuance of any stop order or of any order preventing or suspending the use of any preliminary prospectus, Issuer-Represented Free Writing Prospectus or Prospectus or suspending any such qualification, promptly to use its reasonable best efforts to obtain the withdrawal of such order.

(b)    If at any time following issuance of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus or included or would include (when considered together with the Registration Statement and the General Disclosure Package) an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will notify promptly the Representatives so that any use of such Issuer-Represented Free Writing Prospectus may cease until it is amended or supplemented and the Company will promptly amend or supplement such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(c)    The Company represents and agrees that, unless it obtains the prior written consent of the Representatives and each Underwriter represents and agrees that, unless it obtains the prior written consent of each of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the 1933 Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the 1933 Act, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. The only Permitted Free Writing Prospectuses are those listed on Schedule II. The Company consents to the use by the Underwriters of each Permitted Free Writing Prospectus.

(d)    During a period of 30 days from the date of this Agreement, the Company will not, without the prior written consent of the Representatives, directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) of the Exchange Act Regulations, or otherwise transfer or dispose of, the Securities or any securities that are substantially similar to the Securities, whether owned as of the date hereof or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or (ii) enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Securities or such other securities, whether any such swap, hedge or transaction described in clause (i) or (ii) above is to be settled by delivery of any Securities or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the Securities to be sold hereunder.

(e)    Promptly from time to time to take such action as the Representatives may reasonably request to qualify the Securities for offering and sale under the securities laws of such jurisdictions as the Representatives may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in respect of doing business in any jurisdiction.

(f)    Prior to 10:00 a.m., New York City time, on the New York Business Day next succeeding the date of this Agreement and from time to time during the period when a prospectus is required to be delivered under the 1933 Act, to furnish the Underwriters with copies of the Prospectus in New York City in such quantities as the Representatives may from time to time reasonably request, and, if the delivery of a prospectus is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the Securities and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such period to amend or supplement the Prospectus in order to comply with the 1933 Act or the 1933 Act Regulations, to notify the Representatives and upon its request to prepare and furnish without charge to the Underwriters and to any dealer in securities as many copies as the Representatives may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance, and in case any Underwriter is required to deliver a prospectus in connection with sales of any of the Securities at any time nine months or more after the time of issue of the Prospectus, upon its request, to prepare and deliver to such Underwriter as many copies as the Representatives may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the 1933 Act.

(g)    The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable, but not later than 45 days after the end of its fiscal quarter in which the first anniversary date of the effective date of the Registration Statement occurs, an earnings statement (in form complying with the provisions of Rule 158 under the 1933 Act Regulations for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act). During the period beginning on and including the date of this Agreement and continuing through and including the date that is the New York Business Day following the Closing Time, the Company will not, and will not permit any of the Company’s subsidiaries to, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities or nonconvertible preferred stock issued or guaranteed (other than the Securities pursuant to this Agreement) by the Company or any of its subsidiaries.

(h)    To comply with the letter of representation of the Company to DTC relating to the approval of the Securities by DTC for “book-entry” transfer.

(i)    The Company will use its reasonable best efforts to file, prior to the Closing Time, the Articles of Amendment with the Secretary of the State of West Virginia.

(j)    The Company will use its reasonable best efforts to effect the listing of the Securities on the NASDAQ within 30 days after the Closing Time.

(k)    The Company will use commercially reasonable efforts to maintain a rating by a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the 1934 Act (“NRSRO”) while any Securities remain outstanding.

(l)    During a period of three years from the date of this Agreement, to furnish or provide on EDGAR to the Representatives copies of all reports or other communications (financial or other) furnished to shareholders, and to deliver to the Representatives as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission. For purposes of this paragraph, documents shall be deemed delivered if filed on EDGAR.

(m)    To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in substantially the manner specified in each of the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”.

(n)    To comply, and to use its reasonable best efforts to cause the Company’s directors and officers, in their capacities as such, to comply, in all material respects, with all effective applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

(o)    The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer-Represented Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the 1933 Act.

6.

(a)    The Company covenants and agrees with the Underwriters that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Securities under the 1933 Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, any preliminary prospectus, any Permitted Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing or producing any agreement among Underwriters, this Agreement, closing documents (including any copying or compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) the cost of obtaining all securities and bank regulatory approvals; (iv) the cost and charges of any transfer agent or registrar; (v) the fees and expenses of the Depositary and paying agent (including related fees and disbursements of any counsel to such parties); (vi) all expenses in connection with the qualification of the Securities for offering and sale under state securities laws as provided in Section 5(d) hereof, including up to $5,000 of the reasonable and documented fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with any blue sky survey; (vii) the filing fees incident to, and up to $5,000 of the reasonable and documented fees and disbursements of counsel for the Underwriters in connection with, any required review by FINRA of the terms of the sale of the Securities; (viii) all expenses incurred by the Company in connection with any “road show” to potential investors; (ix) road show or investor presentation expenses, word processing charges, the costs of printing or producing any investor presentation materials, messenger and duplicating service expenses, facsimile expenses and other customary expenditures related to any roadshow or investor presentations; (x) any fees payable in connection with the rating of the Securities; (xi) the fees and expenses incurred in connection with having the Securities eligible for clearance, settlement and trading through the facilities of DTC; (xii) the fees and expenses incurred in connection with the listing of the Securities on the NASDAQ; (xiii) all expenses incident to the preparation and filing of the Articles of Amendment with the Secretary of State of the State of West Virginia; and (xiv) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section.

(b)    If this Agreement is terminated by the Representatives in accordance with the provisions of Section 9 hereof; the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

7.    The obligations of the Underwriters hereunder, as to the Securities to be delivered at the Closing Time, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Closing Time, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)    The Prospectus containing the Rule 430B Information shall have been filed with the Commission pursuant to Rule 424(b) in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(d)(8)) and in accordance with Section 5(a) hereof; the Final Term Sheet and any other material required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act shall have been filed with the Commission within the applicable time periods prescribed in such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Representatives; and, if applicable, FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.

(b)    Alston & Bird LLP, counsel for the Underwriters, shall have furnished to the Representatives such written opinion letter and a 10b-5 letter, in each case, dated as of the Time of Delivery, with respect to matters as the Representatives may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(c)    K&L Gates LLP and Phillips, Gardill, Kaiser & Altmeyer, PLLC, counsel for the Company, shall have furnished to the Representatives such counsel’s written opinion letter and a 10b-5 letter, in each case, dated as of the Closing Time, in form and substance reasonably satisfactory to the Representatives.

(d)    At the time of execution of this Agreement, Ernst & Young LLP shall have furnished to the Representatives a comfort letter, dated the date of this Agreement, in form and substance reasonably satisfactory to the Representatives, and, at the Closing Time, Ernst & Young LLP shall have furnished to the Representatives a bring-down comfort letter, dated as of the Closing Time, in form and substance reasonably satisfactory to the Representatives, to the effect that Ernst & Young LLP reaffirms the statements made in the letter furnished at the time of execution of this Agreement, except that the specified date referred to therein shall be a date not more than three business days prior to the Closing Time.

(e)    (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included, or incorporated by reference, in each of the General Disclosure Package and the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in each of the General Disclosure Package and the Prospectus, (ii) since the respective dates as of which information is given in each of the General Disclosure Package and the Prospectus there shall not have been any change in the capital stock (other than as a result of the exercise of outstanding stock options, the withholding of shares of the Company’s common stock to satisfy withholding taxes as a result of the vesting of restricted share awards or restricted share unit awards and the repurchase of shares of the Company’s common stock pursuant to the Company’s previously announced share repurchase program) or long-term debt of the Company or any of its subsidiaries, any Material Adverse Effect, or any change, or any development involving a prospective change, in or affecting the general affairs, business, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in each of the General Disclosure Package and the Prospectus, and (iii) since the respective dates as of which information is given in each of the General Disclosure Package and the Prospectus there have been no transactions entered into by, and no obligations or liabilities, contingent or otherwise, incurred by the Company nor any of its subsidiaries, otherwise than as set forth or contemplated in each of the General Disclosure Package and the Prospectus, the effect of which, in any such case described in clause (i), (ii) or (iii), is in the reasonable judgment of the Representatives so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities being delivered at the Closing Time on the terms and in the manner contemplated in each of the General Disclosure Package and the Prospectus.

(f)    On or after the date hereof (i) no downgrading shall have occurred in the published rating accorded to the Securities or any other of the Company’s securities by any NRSRO, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its published rating of the Securities or any other of the Company’s securities.

(g)    On or after the date hereof, there shall not have occurred any of the events, circumstances or occurrences set forth in Section 11(a).

(h)    At the Closing Time, the Securities shall be eligible for clearance, settlement and trading in book-entry-only form through the facilities of DTC.

(i)    The Company shall have complied with the provisions of Section 5(e) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement.

(j)    The Company shall have furnished or caused to be furnished to the Representatives at the Closing Time certificates of officers of the Company satisfactory to the Representatives as to the accuracy of the representations and warranties of the Company herein at and as of the Closing Time, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Closing Time, as to the matters set forth in subsections (a) and (e) of this Section and as to such other matters as the Representatives may reasonably request.

(k)    The Representatives shall have received at the Closing Time satisfactory evidence of the good standing of the Company and the Bank in its jurisdictions of organization, in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(l)    The Company shall have used its reasonable best efforts to effect the listing of the Securities on the NASDAQ.

(m)    Prior to the Closing Time, the Articles of Amendment for the Preferred Stock shall have been duly filed with the Secretary of State of the State of West Virginia and shall be in full force and effect.

(n)    The Deposit Agreement shall have been executed and delivered by each party thereto and an executed copy thereof shall have been provided to the Representatives.

(o)    The Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

i

8.

(a)    (i) The Company shall indemnify and hold harmless each Underwriter, its directors, officers, employees and affiliates and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such suit, action, proceeding or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein (provided that the Company and the Underwriters hereby acknowledge and agree that the only information that the Underwriters have furnished to the Company specifically for inclusion in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, or any amendment or supplement thereto, are the concession and reallowance figures, if any, appearing in the Prospectus in the section entitled “Underwriting” (the “Underwriters’ Information”).

(b)    Each Underwriter, severally and not jointly, shall indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act against any losses, claims, damages or liabilities to which the Company, or any such director, officer or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus, or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or such individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any such amendment or supplement, in reliance upon and in conformity with the Underwriters’ Information; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such suit, action, proceeding or claim as such expenses are incurred.

(c)    Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)    If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total of the underwriting discounts and commissions received by the Underwriter pursuant to this Agreement exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)    The obligations of the Company under this Section 8 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls (within the meaning of the 1933 Act) any Underwriter, or any of the respective affiliates, partners, directors, officers and employees of any Underwriter or any such controlling person; and the several obligations of the Underwriters under this Section 8 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company), each officer of the Company who signs the Registration Statement and to each person, if any, who controls the Company, as the case may be, within the meaning of the 1933 Act.

9.    If one or more of the Underwriters shall fail at the Closing Time or any Time of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(a)    if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b)    if the number of Defaulted Securities exceeds 10% the aggregate principal amount of Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section 9 shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement either (i) the Representatives or (ii) the Company shall have the right to postpone the Closing Time or any Time of Delivery for a period not exceeding seven days in order to effect any required changes in the Registration Statement, General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 9.

10.    The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

11.

(a)    The Representatives may terminate this Agreement, by notice to the Company, at any time prior to the Closing Time, if on or after the date hereof there has been any of the following events, circumstances or occurrences: (i) a suspension or material limitation in trading in securities generally on the NASDAQ, the NASDAQ Global Market or the NASDAQ Global Select Market or any setting of minimum or maximum prices for trading on such exchange; (ii) a suspension or material limitation in trading of any securities of the Company on any exchange or in the over-the-counter market; (iii) a general moratorium on commercial banking activities declared by either federal, New York or West Virginia state authorities; (iv) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed, or (v) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in the financial markets, or any other calamity or crisis, if the effect of any such event specified in this clause (v) in the reasonable judgment of the Representatives makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities being delivered at the Time of Delivery on the terms and in the manner contemplated in either the General Disclosure Package or the Prospectus or to enforce contracts for the sale of the Securities.

(b)    If this Agreement is terminated pursuant to Section 9 hereof, then the Company shall not thereafter be under any liability to any Underwriter, except as provided in Sections 6 and 8 hereof; but, if for any other reason, any Securities are not delivered by or on behalf of the Company as provided herein, including because any of the conditions in Section 7 hereof are not satisfied or because of any termination pursuant to Section 11(a) hereof, then the Company will reimburse the Underwriters through the Representatives for all reasonable out-of-

pocket expenses, including reasonable fees and disbursements of counsel, incurred by the Underwriters in connection with the transactions contemplated hereby, including, without limitation, marketing, syndication and travel expenses incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Securities not so delivered, but the Company shall then be under no further liability to the Underwriters except as provided in Sections 6 and 8 hereof.

12.    Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Agreement, (A) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); (B) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (C) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and (D) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

13.    The Company acknowledges and agrees that:

(a)    in connection with the sale of the Securities, the Underwriters have been retained solely to act as underwriters, and no fiduciary, advisory or agency relationship between the Company and the Underwriters has been created in respect of any of the transactions contemplated by this Agreement;

(b)     the dividend rate of the Preferred Stock and the Depositary Shares set forth in this Agreement was established following discussions and arms-length negotiations between the Company and the Underwriters, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)    it has been advised that the Underwriters and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company;

(d)    it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

14.    In all dealings hereunder, the Representatives shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by the Representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to the Representatives, (i) in the case of Keefe, Bruyette & Woods, Inc., at 787 Seventh Avenue, New York, New York 10019, Attention: Capital Markets, (ii) in the case of Raymond James & Associates, Inc., at 880 Carillion Parkway, St. Petersburg, Florida 33717, Attention: Tom Donegan, General Counsel – Investment Banking, (iii) in the case of Morgan Stanley & Co. LLC, at 1585

Broadway, 29th Floor, New York, NY 10036, Attention: Investment Banking Division, facsimile: 212-507-8999, (iv) in the case of RBC Capital Markets, LLC, at 200 Vesey Street, Brookfield Place, New York, New York 10281, Attention: DCM Transaction Management, facsimile 212-658-6137, and (v) in the case of Wells Fargo Securities, LLC, at 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Transaction Management, email: tmgcapitalmarkets@wellsfargo.com, in each case with a copy to Alston & Bird LLP, 1201 W. Peachtree St. NW, Atlanta, GA 30309, Attention: Mark C. Kanaly; and if to the Company shall be delivered or sent by mail to the Company at Wesbanco, Inc., 1 Bank Plaza, Wheeling, WV 26003, Attention: Robert H. Young, email: ryoung@wesbanco.com, with copies to K&L Gates LLP, 210 Sixth Avenue, Pittsburgh, PA 15222-2613, Attention: Paul C. Cancilla, email: paul.cancilla@klgates.com; and Phillips, Gardill, Kaiser & Altmeyer, PLLC, 61 Fourteenth Street, Wheeling, WV, Attention: James C. Gardill, email: JamesGardill@pgka.com provided, that any notice to an Underwriter pursuant to Section 8(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire, or telex or email constituting such Questionnaire, which address will be supplied to the Company by the Representatives upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

15.    This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters and the Company to the extent provided in Sections 8 and 10 hereof, the officers and directors of the Company and each person who controls the Company or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

16.    Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

17.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the Company and the Underwriters hereby irrevocably waives, the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court, as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or proceeding brought in any Specified Court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

18.    This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWING]

If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon the acceptance hereof by the Representatives, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement among each of the Underwriters and the Company. It is understood that the Representatives’ acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the Representatives’ part as to the authority of the signers thereof.

Very truly yours,

WESBANCO, INC.

By:	/s/ Todd F. Clossin
Name:	Todd F. Clossin
Title:	President and Chief Executive Officer

Accepted as of the date hereof:

KEEFE, BRUYETTE & WOODS, INC. as Representative of the Underwriters

By:	/s/ Scott R. Anderson
Name:	Scott R. Anderson
Title:	Managing Director

MORGAN STANLEY & CO. LLC as Representative of the Underwriters

By:	/s/ Ian Drewe
Name:	Ian Drewe
Title:	Executive Director

RAYMOND JAMES & ASSOCIATES, INC. as Representative of the Underwriters

By:	/s/ Robert J. Toma
Name:	Robert J. Toma
Title:	Managing Director

RBC CAPITAL MARKETS, LLC as Representative of the Underwriters

By:	/s/ Saurabh Monga
Name:	Saurabh Monga
Title:	Managing Director

WELLS FARGO SECURITIES, LLC as Representative of the Underwriters

By:	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Director

Schedule 1(cc)

LCC letters asserting patent infringement on mobile deposit banking intellectual property by Lupercall, LLC and USAA. This matter has been referred to the Bank’s vendor, Funds Express, which was acquired by First Data, who notified their vendor Incentive Corp, now a division of Jack Henry.

SCHEDULE I

The initial public offering price per Depositary Share shall be $25.00.

The purchase price per Depositary Share to be paid by the several Underwriters shall be $24.2125, being an amount equal to the initial public offering price set forth above less $0.7875 per Depositary Share.

Underwriter	Number of Depositary Shares to be Purchased
Keefe, Bruyette & Woods, Inc.	1,080,000
Morgan Stanley & Co. LLC	1,080,000
Raymond James & Associates, Inc.	1,080,000
RBC Capital Markets, LLC	1,080,000
Wells Fargo Securities, LLC	1,080,000
D.A. Davidson & Co.	300,000
Piper Sandler & Co.	300,000

SCHEDULE II

Issuer-Represented Free Writing Prospectuses

(a)	Issuer-Represented General-Use Free Writing Prospectuses included in the General Disclosure Package:

Final Term Sheet, attached as Schedule III hereto.

SCHEDULE III

TERM SHEET

Wesbanco, Inc.

6,000,000 Depositary Shares, Each Representing a 1/40th Interest in a Share of

6.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A

Term Sheet

Issuer:	Wesbanco, Inc. (the “Company”)

Security:	Depositary shares (“Depositary Shares”), each representing a 1/40th interest in a share of the Company’s 6.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”)

Aggregate Liquidation Amount:	$150,000,000 (6,000,000 Depositary Shares)

Overallotment Option:	None.

Expected Securities Ratings:

[Intentionally omitted]

A rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Liquidation Preference:	$25 per Depositary Share (equivalent to $1,000 per share of Preferred Stock)

First Reset Date:	November 15, 2025

Reset Date:	The First Reset Date and each date falling on the fifth anniversary of the Reset Date

Reset Period:	The period from, and including, the First Reset Date to, but excluding, the following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date

Schedule III-1

Dividend Rate (Non- Cumulative):	From August 11, 2020 to, but excluding November 15, 2025, at a fixed rate of 6.75% per annum, and from, and including, November 15, 2025, during each Reset Period, the five-year treasury rate as of the most recent reset dividend determination date (as defined in the Preliminary Prospectus Supplement) plus 6.557%, payable quarterly in arrears

Term:	Perpetual

Trade Date:	August 4, 2020

Settlement Date:	August 11, 2020 (T + 5)

Day Count Convention:	30/360

Optional Redemption:	The Company may, at its option and subject to any required regulatory approval, redeem the shares of the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” as described in the preliminary prospectus supplement dated August 4, 2020, in each case at a cash redemption price equal to $1,000 per share of Preferred Stock (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends to but excluding the redemption date. Holders of Depositary Shares will not have the right to require the redemption or repurchase of the Depositary Shares.

Public Offering Price:	$25 per Depositary Share (equivalent to $1,000 per share of Preferred Stock)

Use of Proceeds:	The Company expects to use the net proceeds from this offering for general corporate purposes, which may include (i) repayment, redemption or refinancing of indebtedness, (ii) capital expenditures, (iii) making contributions to the capital of Wesbanco Bank to support its lending, investing and other financial services activities, (iv) funding of possible acquisitions, (v) working capital, (vi) satisfaction of other obligations of the Company’s and the Company’s subsidiaries and (vii) repurchase of the Company’s outstanding equity securities. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments

Schedule III-2

Underwriters’ Discount:	3.15% / $0.7875 per Depositary Share

Proceeds to Issuer (after underwriters’ discount, but before expenses):	$145,275,000

CUSIP/ISIN for the Depositary Shares:	950810 705/US9508107052

Joint Book-Running Managers:	Keefe, Bruyette & Woods, Inc. Morgan Stanley & Co. LLC Raymond James & Associates, Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:	D.A. Davidson & Co. Piper Sandler & Co.

Depositary:	Computershare Inc. and Computershare Trust Company, N.A., acting jointly

Listing:	Application will be made to list the Depositary Shares on the Nasdaq Global Select Market under the symbol “WSBCP”. If approved for listing, trading of the Depositary Shares on the Nasdaq Global Select Market is expected to commence within the 30-day period after the original issuance date of the Depositary Shares.

The Depositary Shares are not deposits or obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Agency or any other government agency or instrumentality.

We expect that delivery of the Depositary Shares will be made against payment for the Depositary Shares on or about the Settlement Date indicated above, which will be the fifth business day following the trade date of August 4, 2020 (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally will be required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Depositary Shares on the date of pricing or the next two trading days will be required, by virtue of the fact that the Depositary Shares will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement and these purchasers should consult their own investment advisor.

Schedule III-3

The Company has filed a registration statement (including a prospectus) and a related preliminary prospectus supplement dated August 4, 2020 with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Keefe, Bruyette & Woods, Inc. at 1-800-966-1559, Morgan Stanley & Co. LLC at 1-866-718-1649, Raymond James & Associates at 1-727-567-1000, RBC Capital Markets, LLC at 1-866-375-6829 and Wells Fargo Securities, LLC at 1-800-645-3751.

This Pricing Term Sheet is qualified in its entirety by reference to the preliminary prospectus supplement. The information in this Pricing Term Sheet supplements the preliminary prospectus supplement and supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with the information in the preliminary prospectus supplement. Other information (including other financial information) presented in the preliminary prospectus supplement is deemed to have changed to the extent affected by the information contained herein. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the preliminary prospectus supplement.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BELNG SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Schedule III-4